Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-186931 on Form S-1 of Masonite International Corporation of our report dated March 3, 2011 relating to the consolidated financial statements of Porta Industries, Inc. and Subsidiary as of December 26, 2010 and December 27, 2009, and for each of the three years in the period ended December 26, 2010, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

Madison, Wisconsin

April 26, 2013